EXHIBIT 99.1

September 23, 2005

Dear Inland Retail Real Estate Trust, Inc. Shareholder:

We are aware that you may have received an unsolicited mini-tender offer by Madison Liquidity Investors, LLC (“Madison”) to purchase shares of Inland Retail Real Estate Trust, Inc. (“Inland Retail”) for a price of $10.35 per share less “any distributions made on or after September 12, 2005 and the transfer fee charged by the Company of $50.00 per transfer”.  (Please note that Inland Retail does not charge a transfer fee.)

Madison Liquidity Investors, LLC and this offer are not affiliated with Inland Retail.  Based upon the facts and information, as known today, Inland Retail does not recommend or endorse Madison’s mini-tender offer.  Inland Retail suggests that shareholders not tender their shares in the offer.  In March of 2005, we estimated the fair market value of our shares to be $10.75 per share.  Our recommendation is based on a number of factors, including:

1.     In connection with the merger that shareholders voted on in December 2004, an independent financial adviser used several methods to value our shares, and a $10.75 share price fell within the range of value under such methods.

2.     Our shares have been trading in a “secondary trading market” at a price in excess of $10.75 per share.  Madison states that the March/April 2005 publication of Direct Investment Spectrum reported sales between a price of $11.00 and $12.25 per share. The May/June 2005 issue reports sales between $11.55 and $12.25 per share.  As indicated in the offer, Madison purchased shares at a price of $11.85 per share.

We can make no assurances that shareholders could sell any or all of their shares for $10.75 per share or that our shares would trade at such a price if we were to list on a national securities exchange or become quoted in an inter-dealer quotation system.  While we believe, based upon current information, that both the current and long term value of our stock will exceed the mini-tender offer price of $10.35 per share, we can make no guarantees.  Madison also states in the offer, “We believe that the value of the Shares will ultimately be more than the price we are offering.”

Shareholders are urged to consult with their financial advisors and to exercise caution with respect to mini-tender offers.  Mini-tender offers are third-party offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding many filing, disclosure and procedural requirements of the SEC.  The SEC has cautioned investors about offers of this nature.  Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

Please be assured that the privacy of our shareholder records is of the utmost importance. Inland Retail is legally obligated, upon a shareholder’s proper request, to provide a list of our shareholders.  Such list includes names, record addresses, and the number of shares held.  This is further detailed in our Charter and Prospectus.  We appreciate your understanding and thank you for your continued support of Inland Retail.

Sincerely,
INLAND RETAIL REAL ESTATE TRUST, INC.

/s/ Barry L. Lazarus
Barry L. Lazarus
Chief Executive Officer

This letter contains forward-looking statements.  Forward looking statements are statements that are not historical, including statements regarding management’s intentions, beliefs, expectations, representations, plan or predictions of the future, and are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may,” “will,” “should,” and “could”.  Inland Retail intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.  For a more complete discussion of these risks and uncertainties, please see our Annual Report on Form 10-K for the year ended December 31, 2004.  Inland Retail disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.